ASSET PURCHASE AGREEMENT


     THIS IS AN AGREEMENT made on the _____ day of __________ , 1997, by and between U.S. PHYSICIANS, Inc., a Pennsylvania corporation ("USP") and Wende W. Young, M.D. ("Physician"), an individual who conducts business as a sole proprietor under the assumed name The Elizabeth Wende Breast Clinic:

                                   BACKGROUND

     A. Physician provides mammography services to the general public from her offices at 1351 Mt. Hope Avenue, Rochester, New York in the business known as The Elizabeth Wende Breast Clinic (the "Practice").

     B. Attached hereto is a nineteen (19) page Rider to Asset Purchase Agreement (the "Rider") which forms a part of this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth, the parties, intending to be legally bound, agree as follows:

     1. Sale and Purchase of Assets. Upon the terms and subject to the conditions of this Agreement, Physician agrees to sell, convey, transfer, assign and deliver to USP and USP agrees to purchase from Physician on the Closing Date (as defined in the Rider), all of the assets, rights, properties and business used or useful in The Elizabeth Wende Breast Clinic, except for the Excluded Assets (all as defined in the Rider), all free and clear of any and all liens, claims, liabilities, obligations, pledges, encumbrances, charges and restrictions of every kind, nature and description, except to the extent of any claims, liabilities and obligations expressly assumed by USP (collectively, the "Assets").

     2. Purchase Price and Payment. The Purchase Price shall consist of, and be paid as follows:

          (a) at Closing (as defined in the Rider) USP shall deliver to Physician [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] Dollars ([REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT]) (less, if applicable, the amount referred to in subparagraph 3(c) of the Rider), by wire transfer in accordance with instructions delivered by Physician to USP.

          (b) at Closing, USP shall deliver to Physician a promissory note in the principal amount of [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] Dollars ([REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT]) in the form of Exhibit "A-1" ("Physician Note "A"");

          (c) at Closing, USP shall deliver to Physician a promissory note in the principal amount of [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] Dollars ([REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT]) in the form of Exhibit "A-2" ("Note "B") (Note "A" and Note "B" are collectively referred to as the "Notes"). Note "B" is convertible into shares of common stock of USP (the "Converted Shares") or cash (which shall be paid by wire transfer) in the manner set forth in Note "B"; and

          (d) within ten (10) days following the date of the closing of the initial public offering (the "IPO") of the common stock of USP, USP shall deliver to Physician a stock certificate issued to Physician (the "Common Shares") representing [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] shares of USP Common Stock; provided, however, in the event the price per share of the common stock sold in the IPO is less than ten dollars ($10.00) Physician shall receive an additional number of shares of USP common stock which shall equal the result of the following: (i) [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] divided by seventy-five percent (75%) of the IPO Price, minus (ii) [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] (the "Additional Shares" which together with the Common Shares are collectively referred to as the "USP Shares"). The USP Shares shall be subject to the terms of, and the certificates evidencing the USP Shares (the "Stock Certificates") shall bear the legends set forth in, Paragraph 17 of the Rider.

     3. Security. As security for the Notes, USP shall execute and deliver at Closing an agreement in the form of Exhibit "B" granting a first security interest in the assets acquired from Physician other than accounts receivable. The security agreement shall expire upon satisfaction of the Notes.

     4. Intentionally Omitted.

     5. Financial Statements. The financial statements included as Schedule "6(b)" are the Schedules "C" to Physician's tax returns for the years ended December 31, 1996, December 31, 1995 and December 31, 1994 (the Schedule "C" as of December 31, 1996 is referred to as the "Warranted Balance Sheet" and December 31, 1996 is referred to as the "Balance Sheet Date"). The financial statements were prepared by Ronald M. Kane, CPA. Physician shall cooperate fully with USP and its representatives in connection with any required audit of the Practice in anticipation of an initial public offering of the common stock of USP.

     6. Assumption of Liabilities. USP agrees to pay certain liabilities of the Practice which arose prior to the Closing Date and are payable within sixty (60) days after Closing which do not exceed in the aggregate the amount of prepaid expenses, deposits and other similar items which relate to a period of time on or after the Closing Date the benefits of which shall be received by USP, all as shown on Schedule "2-1."

     7. Incorporation of Rider. The Rider is incorporated by reference into and made a part of this Agreement.

     8. Address for Notices. Notices shall be addressed to Physician at 1351 Mt. Hope Avenue, Rochester, New York, 14620 or to such other address(es) as Physician may designate. Copies of all notices sent to Physician shall also be sent to Joan M. Roediger, Esquire, Health Care Law Associates, P.C., 140 West Germantown Pike, Suite 200, Plymouth Meeting, Pennsylvania, 19462 and Sherman Levey, Esquire, Boylan, Brown, Code, Fowler, Vidgor, Wilson, LLP, 2400 Chase Square, Rochester, New York 14604.

     9. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected as the signatories.

     10. Entire Agreement. This Agreement, including the Rider, Schedules and Exhibits (which are incorporated in this Agreement by reference) contains the entire understanding among the parties with respect to its subject matter, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by all signatories hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                            U.S. PHYSICIANS, INC.



                                            By   /s/ John M. Hogan
                                              --------------------------
                                                     Vice President


                                               /s/ Wende W. Young, M.D.
                                              --------------------------
                                               Wende W. Young


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


                        RIDER TO ASSET PURCHASE AGREEMENT

     This Rider is attached to an Asset Purchase Agreement and forms a part of such Agreement. Any term used in this Rider which is defined in the Asset Purchase Agreement shall have the meaning set forth in the Asset Purchase Agreement. The term "Agreement" used in this Rider means the Asset Purchase Agreement, including this Rider.

     1. The Assets. The following Assets are being purchased by USP (the "Assets"):

          (i) all of the furniture, fixtures, machinery, equipment and physical assets of the Practice;

          (ii) all of the inventory owned by Physician and used in the Practice;

          (iii) all supplies, instruments and equipment owned by Physician and used in the Practice;

          (iv) the rights in, to and under all leases of equipment, furniture, machinery, supplies, instruments and other items of tangible personal property to which Physician is a party with respect to the Practice;

          (v) all rights in, to and under all contracts, agreements, insurance policies (other than life and malpractice), and purchase orders of the Practice listed in Schedules "6(c)", "6(d)-1" and "6(f)" and to the extent transfers are requested by USP, agreements listed in Schedule "6(g)";

          (vi) copies of all books and records of the Practice, including, without limitation, all credit records, payroll records, computer records, computer programs, contracts, agreements, operating manuals, schedules of assets, correspondence, books of account, files, papers, books and all other public and confidential business records, whether such records are in hard copy form or electronically or magnetically stored;

          (vii) all franchises, licenses, permits, certificates, approvals and other governmental authorizations, owned or maintained by the Practice to the extent such franchises, licenses, permits, certificates, approvals and other governmental approvals are permitted to be transferred;

          (viii) all of Physician's right, title and interest in and to all intellectual property, trademarks, tradenames and telephone numbers used in connection with the Practice;

          (ix) all rights in, to and under all representations, warranties, covenants and guarantees made or provided by third parties to or for the benefit of Physician in connection with the Practice with respect to the Assets;

          (x) all of the Practice's prepaid expenses, prepaid insurance, deposits and other similar items relating to the Assets;

          (xi) all accounts receivable of the Practice;

          (xii) all cash of the Practice, which in the aggregate shall not be less than $10,000 and all cash equivalents of the Practice;

          (xiii) all goodwill of the Practice relating or attributable to or arising from the Assets;

          (xiv) to the extent transferable, all of the Practice's drugs, pharmaceuticals, products, substances, items or devices whose purchase, possession, maintenance, administration, prescription or security requires the authorization or order of a licensed health care provider or requires a permit, registration, certification or any other governmental authorization held by a licensed health care provider as specified under any federal or state law, or both;

          (xv) all of the Practice's records of identity, diagnosis, evaluation or treatment of patients; and

          (xvi) all investments of the Practice as of the Closing Date.

     2. Excluded Assets. USP shall not acquire and Physician shall retain all life insurance policies, malpractice insurance policies, provider numbers, automobiles, other personal items set forth on Schedule "2" and contracts and agreements not specifically agreed to be assumed by USP. Within seventy-five
(75) days after the Closing Date, USP shall pay to Physician the amount, if any, by which the prepaid expenses, deposits and other similar items which relate to a period of time on or after the Closing Date the benefit of which shall be received by USP, all as shown on Schedule "2-1" exceeds the liabilities paid by USP pursuant to Paragraph 6 of the Asset Purchase Agreement.

     3. Purchase Price.

          (a) Purchase Price. The maximum purchase price for the Assets shall be as set forth in the Asset Purchase Agreement, subject to adjustment as provided in subparagraph (c) below.

          (b) Payment of Purchase Price. The Purchase Price payable by USP shall be paid as set forth in the Asset Purchase Agreement.

          (c) Adjustment to Purchase Price. If Physician or any of the professionals employed by Physician has a claims made malpractice insurance policy, the Purchase Price shall be reduced by an amount equal to the premium of a "tail" malpractice insurance policy naming Physician and one or more affiliates of USP as a named insured in an amount and from an insurance company acceptable to USP. If applicable, promptly after Closing USP shall pay such amount to the insurance company to purchase the "tail" insurance policy.

          (d) Allocation of Purchase Price. The Purchase Price and assumption of liabilities shall be allocated among the assets acquired by USP as set forth on Exhibit "D." Following Closing, USP shall provide Physician with a copy of a Form 8594 which has been completed by USP consistent with the methodology set forth on Exhibit "D." USP and Physician agree to file all tax returns consistent with the allocations on the Form 8594 provided by USP.

     4. Intentionally Omitted.

     5. Assumption of Liabilities. USP hereby assumes and shall hereafter satisfy, discharge, perform and fulfill as they become due the obligations and liabilities of Physician that relate to periods, events or circumstances occurring on or after the Closing Date in, to and under the agreements set forth on Schedules "6(c)", "6(d)-1" and "6(f)." Except for the foregoing, USP is not assuming or discharging any debts, obligations, liabilities or commitments of, or claims against, Physician, whether accrued now or hereafter, whether fixed or contingent, or whether known or unknown, or any claims asserted against the Assets relating to any events prior to the Closing Date, including, without limitation, (i) any and all taxes payable by Physician with respect to income received, (ii) taxes imposed on Physician in connection with the transfer of the Assets contemplated hereby, (iii) all federal, state and local taxes, levies and similar charges owed by Physician relating to periods prior to the Closing Date, including, but not limited to, payroll taxes and (iv) any and all liabilities or claims relating to or arising from providing professional medical services or failing to provide professional medical services, prior to the Closing Date.

     6. Representations, Warranties and Agreements of Physician. As material inducement to USP to enter into this Agreement and to close hereunder, Physician makes the following representations, warranties and agreements to and with USP:

          (a) Sole Proprietorship. Physician operates the Practice as a sole proprietorship and no person or entity, other than Physician, has an interest in the Practice.

          (b) Financial Statements. The Financial Statements of the Practice identified in the Asset Purchase Agreement as constituting Schedule "6(b)" were compiled by certified public accountants identified in the Asset Purchase Agreement in accordance with the cash method of accounting using principles and practices consistently applied throughout the periods reported upon and consistent with past periods, and fairly and accurately present the financial position of the Practice as at the dates of such Balance Sheets, and the results of the operations of the Practice for the periods reported upon.

          (c) Real Estate. Neither the Practice nor Physician in connection with the Practice has any fee interest in any real estate. The Practice leases, as tenant, the premises described on Schedule "6(c)" as being so leased. All of the buildings, fixtures and improvements leased by the Practice or Physician, and, to Physician's knowledge, all heating and air conditioning equipment, plumbing, electrical and other mechanical facilities which are part of, or located in, such buildings or improvements, are in good operating condition and repair, and do not require any repairs other than as required under the Practice's or Physician's current lease arrangement.

          (d) Personal Property. Except as shown on Schedule "6(d)", (i) Physician or the Practice has good, valid and marketable title to all personal property, tangible and intangible, reflected on the Warranted Balance Sheet, and to all other personal property owned by Physician which is used in the Practice free and clear of all, liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of every kind or character, and (ii) all equipment, furniture and fixtures, and other tangible personal property of Physician which is used in the Practice is in good operating condition and repair, normal wear and tear excepted, and does not require any repairs other than normal routine maintenance to maintain such property in good operating condition and repair. Physician is the owner of all the personal property now located in or upon the premises occupied by the Practice and of all personal property which it uses in the operation of its business, except as shown on Schedule "6(d)-1," which lists all such property leased, the name and address of the lessor, and the date, term and financial information of the lease. To the knowledge of Physician, all of Physician's inventory of materials, supplies and medical assets, is usable in the ordinary course of business and is free from known material defects. No claim has been asserted against Physician involving any conflict or claim of conflict of the Practice's trade names or trademarks with the tradenames, trademarks or corporate names of others and Physician has no knowledge of any basis for any such claim or conflict. Physician is the sole and exclusive owner of her trade names and trademarks and has the sole and exclusive right to use such trade names and trademarks. To the best knowledge of Physician, no process or procedure used by Physician infringes upon any patent, patent application, trade secret, trademark or trade name of any other party.

          (e) Insurance. The Practice and/or Physician maintains insurance policies relating to the Practice bearing the numbers, for the terms, with the companies, in the amounts, providing the general coverage, and with the premiums set forth on Schedule "6(e)". All of such policies are in full force and effect and neither the Practice nor Physician is in default of any material provision thereof. Neither the Practice nor Physician has received any notice from any issuer of any such policies of its intention to cancel or refusal to renew any policy issued by it. Neither the Practice nor Physician has had any casualty loss or, to their knowledge, occurrence that may give rise to any claim not covered by insurance, and neither the Practice nor Physician is aware of any occurrence that may give rise to any such uncovered claim. A claim is deemed to be uncovered if it involves a deductible in excess of $1,000. All claims against Physician or any professional who is employed by Physician covered by insurance have been reported to the applicable insurance carrier on a timely basis.

          (f) Contracts, Leases, Agreements and Other Commitments. Physician is not a party to or bound by any written, oral or implied contract, agreement, lease, power of attorney, guaranty, surety arrangement, or other commitment relating to the Practice, including but not limited to any contract or agreement for the purchase or sale of inventory or equipment or for the rendition of services, except for the following (which are collectively called the "Listed Agreements"):

               (i) The leases and agreements described on Schedules "6(c)," "6(d)," "6(d)-1" and "6(g)"; and

               (ii) The agreements listed on Schedule "6(f)".

               True, correct and complete copies of all of the Listed Agreements (including all amendments thereto) have been delivered to USP.

               All of the Listed Agreements are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. Except as shown on Schedule "6(f)", Physician and to the knowledge of Physician all other parties to all of the Listed Agreements have performed all obligations required to be performed to date under such agreements and none of Physician or any such other party is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Except as described on Schedule "6(f)," the consummation of this Agreement will not result in an impairment or termination of any of Physician's rights under any Listed Agreement. None of the terms or provisions of any Listed Agreement materially adversely affects the business, prospects, conditions, affairs or operations of the Practice or any of its respective properties or assets.

          (g) Labor, Employment Contracts, and Employee Benefit Programs. Without limiting the generality of subparagraph 6(f), Physician is not a party to any collective bargaining agreement or employment agreement (except as set forth in Schedule "6(g)"), and Physician is not a party to any pending or threatened labor dispute. Physician has performed all her obligations pursuant to the agreements set forth in Schedule "6(g)" and at the request of USP or its affiliated designee all such agreements are transferable to USP or its affiliated designee, as such parties may determine, and no notices or consents are necessary to such transfer, except as set forth in Schedule "6(g)." Physician has complied in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") and all applicable Federal, state and local laws relating to the employment of labor, including but not limited to the provisions thereof relative to wages, hours, collective bargaining, contributions to pension or benefit plans, and payment of Social Security taxes and Physician is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. No "reportable event" (as that term is defined in Section 4043 of ERISA or regulations thereunder) has occurred and is continuing with respect to any employee benefit plan of Physician, and the present value of all benefits vested under all of Physician's "employee pension benefit plans" (as that term is defined in Section 3 of ERISA) do not exceed the value of the assets of such plans allocable to such vested benefits. None of such plans nor any trusts created thereunder have incurred any "accumulated funding deficiency", as such term is defined in
     Section 302 of ERISA since the effective date of Section 302. Physician currently or during the past five (5) years has not had any written or oral retirement, pension, profit sharing, stock option, bonus, hospitalization, vacation or other employee benefit plan, practice, agreement or understanding, except as set forth in Schedule "6(g)-1". All employees of Physician are paid salaries in accordance with the schedules set forth on Schedule "6(g)-2", which also shows their job titles, hours of employment and all accrued vacation or compensation in lieu of vacation payable to each employee. There is no employee of Physician whose employment is not terminable at will, except as shown in Schedule "6(g)-3."

          (h) Litigation. Except for the matters set forth on Schedule "6(h)", neither Physician nor any professional employed by Physician during the past five years has been or is currently a party to or to her knowledge threatened with any suit, action, arbitration, administrative or other proceeding, or governmental investigation relating to their practice of medicine at the Practice. Each claim against Physician or any professional employed by Physician shown on Schedule "6(h)" has been reported to the applicable insurance carrier on a timely basis, and such insurer has accepted coverage with respect to each such claim. There is no judgment, decree, award or order outstanding against

     Physician nor does Physician contemplate the institution of any suit, action, arbitration, administrative or other proceeding based upon actions or events the operative facts of which arose prior to the Closing Date.

          (i) Conflicting Interests. No director, officer or employee of Physician and none of Physician or any relative or any affiliate of any of the foregoing has any pecuniary interest in any supplier of Physician or in any other business enterprise with which Physician conducts business or with which Physician is in competition, except as set forth on Schedule "6(i)." Notwithstanding the foregoing, this section does not apply to any investment interest held by Physician or any relative of Physician in any publicly traded company provided such interest of Physician and relatives do not exceed five percent (5%) of the outstanding equity of any such company.

          (j) Compliance with Law and Regulations. Each of the Practice and Physician is in compliance and has at all times during the past five (5) years complied in all material respects with all requirements of law, Federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over Physician or the Practice, the conduct of the Practice, the use of the properties and assets of Physician relating to the Practice or of the Practice, and all premises occupied by the Practice (including, without limitation, Medicare and environmental requirements), and, without limiting the foregoing, Physician has paid all monies and obtained all licenses, permits, certificates, and authorizations needed or required for the conduct of the Practice and the use of the Practice's properties and the premises occupied by the Practice. Physician has properly filed all reports and other documents required to be filed with any Federal, state and local government or subdivision or agency thereof. Physician has not received any notice, not heretofore complied with, from any Federal, state or municipal authority or any insurance or inspection body that any of the Practice's properties, facilities, equipment, or business procedures or practices, fails to comply with, or is subject to any liability or potential liability under, any applicable law, ordinance, regulation, environmental, building or zoning law, or requirement of any public authority or body. Notwithstanding the foregoing, there shall be no breach of the foregoing representations and warranties in this subparagraph 6(j) unless the breach had or will have a material adverse effect on Physician, the Practice, USP or any affiliate of USP. All licenses, permits, orders and approvals issued by any governmental body or agency currently in effect and pertaining to the property, assets or business of Physician used in the Practice are listed on Schedule "6(j)."

          (k) Agreement Not in Breach of Other Instruments Affecting Physician; Governmental Consent. The execution and delivery of this Agreement, the consummation of the transaction provided for herein, and the fulfillment of the terms hereof (i) will not result in the imposition of any lien, security interest or encumbrance, or in the breach of any of the terms and provisions of, or result in a termination or modification of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Physician under, or permit any other party to modify or terminate, any agreement or other instrument by which Physician is bound, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation and (ii) do not require the consent of any governmental authority.

          (l) Filing of Tax Returns. Physician has filed all Federal, state and local tax returns required to be filed in accordance with provisions of law pertaining thereto and has paid all taxes and assessments (including, without limitation of the foregoing, income, withholding, excise, unemployment, Social Security, occupation, transfer, franchise, property, sales and use taxes and all penalties and interest in respect thereof) required to have been paid to date. Concurrent with the execution hereof, Physician has delivered to USP true, correct and complete copies of all Federal and State income tax returns, including all amendments thereto, filed by Physician with respect to the last three (3) years.

          (m) Actions Since Balance Sheet Date. Since the Balance Sheet Date,
     Physician:

               (i) has not taken any action outside of the ordinary and usual course of business;

               (ii) has paid all of debts and obligations of the Practice as they became due; and

               (iii) has used her best efforts to preserve her business organization intact, to keep available the services of her employees, and to preserve her relationships with her patients, suppliers, customers and others with whom she deals.

          (n) Accounts Receivable. All accounts receivable are based on actual and bona fide services rendered or the sale or rental of equipment, merchandise and supplies by the Practice in the ordinary course of business. Physician has delivered or caused to be delivered to all third party payors all requested supporting claim documents with respect to each account receivable and all information set forth in the bill and supporting claim documents are true, complete and correct in all material respects.

          (o) No Material Adverse Change. Since the Balance Sheet Date, there has not been and there is not threatened any material adverse change in the financial condition, business, prospects or affairs of the Practice other than such matters which affect the health care industry generally or any material physical damage or loss to any of its properties or assets or to the premises occupied by it (whether or not such damage or loss is covered by insurance).

          (p) Statements and Other Documents Not Misleading. Neither this Agreement, including all Schedules, nor the closing documents, nor any other financial statement, document or other instrument heretofore or hereafter furnished by Physician to USP in connection with the transactions contemplated hereby contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading. There is no fact known to Physician, other than such matters which affect the healthcare industry generally, which materially adversely affects the business, prospects, financial condition or affairs of the Practice or any of its properties or assets which has not been set forth in this Agreement, the Schedules or the other documents furnished to USP on or prior to the date hereof in connection with the transactions contemplated hereby.

          (q) Other Matters. With respect to Physician, none of the following events has occurred during the past three years:

               (i) loss, suspension, revocation or non-renewal of either (A) Physician's license to practice medicine in any state, or (B) Physician's DEA registration and/or authorization to prescribe controlled substances or narcotics;

               (ii) exclusion or suspension from participation in the Medicare or Medicaid programs or imposition of Civil Monetary Penalty sanction for violation of Medicare or Medicaid laws, rules or regulations (excluding recoupments, recoveries or adjustments which are not Civil Monetary Penalties);

               (iii) adverse action affecting the scope of Physician's license to practice medicine or Physician's right to treat patients covered by workers' compensation or other state regulated programs;

               (iv) Physician becoming ineligible for professional liability insurance, or the cost of such insurance becoming 50% or more expensive for Physician relative to the average physician providing comparable services in a comparable geographic area due to Physician's malpractice claim history;

               (v) suspension, revocation or restriction of Physician's privileges at a hospital for reasons relating to clinical competency or conduct, or surrender of Physician's privileges at a hospital under threat of disciplinary action relating to clinical competency or conduct;

               (vi) Physician becoming an Impaired Professional (defined as (A) having an addictive disease which could impair Physician's ability to perform Physician's duties; (B) having diverted a controlled substance; or (C) being incompetent to practice medicine at a level that meets the minimum requirements of licensure); or

               (vii) Physician's indictment for any felony, whether or not related to rendering medical services.

          (r) Valid and Binding Agreement. This Agreement constitutes the valid and binding obligation of Physician, and is enforceable against Physician in accordance with its terms.

     7. Intentionally Omitted.

     8. Representations and Warranties of USP. As material inducement to Physician to enter into this Agreement, USP makes the following representations and warranties to Physician:

          (a) Corporate Status and Authority. USP is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has the corporate power to acquire the Assets to be acquired hereunder. The execution, delivery and performance of this Agreement by USP have been duly authorized by all necessary corporate action on the part of USP, and this Agreement constitutes the valid and binding obligation of USP, enforceable against it in accordance with its terms.

          (b) USP Shares. The USP Shares, when issued and delivered pursuant to this Agreement, will be validly issued, fully paid and non-assessable.

          (c) Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by USP, will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of USP under, any agreement, indenture or other instrument to which USP is bound, USP's Articles of Incorporation or By-laws, any judgment, decree, or order, or award of any court, governmental body, or arbitrator, or any applicable law, rule, or regulation.

          (d) Statements and Other Documents Not Misleading. Neither this Agreement, nor the closing documents, nor any other financial statement, document or other instrument heretofore or hereafter furnished by USP to Physician in connection with the transactions contemplated hereby contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading. There is no fact known to USP other than matters that affect the health care industry generally, which materially adversely affects the business, prospects, financial condition or affairs of USP in connection with the transactions contemplated hereby.

     9. Certain New Office Space. On or before February 1, 1998, Physician shall notify USP in writing whether she has committed to purchase land located at ____________________ on which she will cause to be built an office building containing approximately 25,000 square feet of office space to be rented to USP pursuant to a mutually agreed upon lease which shall provide among other things that its term shall end when the employment agreements between Stamatia and Destounis and Susan Roux and an affiliate of USP terminate, that USP shall have the option of reducing the space leased if the employment agreement of either of the foregoing two physicians terminate and that the rent shall be [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] per month. In the event Physician gives the notice that she has committed to develop the building she agrees that the building will be ready for occupancy on or about June 1, 1999. If Physician does not commit to purchase the land and develop the building on or before February 1, 1998, USP shall have no obligation to lease space in the building if Physician builds the building.

     10. Continuation and Survival of Representations and Warranties. All representations and warranties made in this Agreement shall continue to be true and correct at and as of the Closing Date and at all times between the signing of this Agreement and the Closing Date, as if made at each of such times; provided, however, that at Closing Physician may deliver to USP modifications of Schedule "6(f)" arising from changes thereto arising in the ordinary course of business since the date hereof, provided further that none of such changes are materially adverse to the business or financial condition of the Practice and do not arise from any occurrence or circumstance which would constitute a violation of Paragraph 12. If any party shall learn of a representation or warranty being or becoming untrue at or prior to Closing, such party shall promptly notify all of the other parties. All such representations and warranties shall survive the consummation of the transactions provided for in this Agreement for a period of two (2) years. No such representation or warranty shall be deemed to have been waived, affected or impaired by any investigations made by any party to this Agreement.

     11. USP's Inspection Rights. Physician shall give to USP and its designated employees or representatives full access during normal business hours to all of the properties and assets of Physician (in connection with the Practice) and to all of Physician's (in connection with the Practice) documents, books and records relating to its current and past operations and business, and permit them to make copies thereof and also permit such employees or representatives to interview and question Physician's employees. USP and its affiliates will not reveal any confidential data and/or information supplied by Physician except to its management, counsel, accountants, insurance representatives, investment bankers and like agents who will agree to hold such information strictly confidential, for purposes relating to the evaluation and consummation of the transactions contemplated by this Agreement; provided, however, that USP may include any such data and/or information to the extent necessary in connection with any public or private offering of its securities provided that USP prior to including such data and/or information provides Physician with an opportunity to review all relevant portions of documents containing such data or information. In the event the transactions contemplated by this Agreement are not consummated, such data and information will not be used by USP, its affiliates or its management, counsel, accountants, insurance representatives, investment bankers and like agents, except as provided in the preceding sentence and all originals and copies of such information will be returned to Physician. Notwithstanding the foregoing, neither USP nor any affiliate of USP shall have access to any records of Physician if such access would violate any applicable law or regulation.

     12. Conduct of the Business of the Practice Pending Closing. Between the date hereof and the Closing hereunder, Physician will:

          (a) Not take or suffer or permit any action which would render untrue any of the representations or warranties of Physician and not omit to take any action, the omission of which would render untrue any such representation or warranty.

          (b) Conduct her business in a good and diligent manner in the ordinary and usual course.

          (c) Not enter into any contract, agreement, commitment or arrangement with any party, other than contracts for the rendition of service and contracts for the purchase of materials and supplies in the ordinary and usual course of business, and not amend, modify or terminate any Listed Agreement without the prior written consent of USP.

          (d) Use her best efforts to preserve the Practice's business organizations intact, to keep available the services of her employees, and to preserve her relationships with patients, suppliers and others with whom the Practice deals.

          (e) Not reveal, orally or in writing, to any party, other than USP, any affiliate of USP or USP's or its affiliate's authorized agents, any of the business procedures and practices followed by her in the conduct of the Practice or any technology used in the Practice.

          (f) Maintain in full force and effect all of the insurance policies listed on Schedule "6(e)" and make no change in any insurance coverage without the prior written consent of USP. If Physician has an occurrence basis malpractice insurance policy, Physician shall provide USP with evidence that the malpractice insurance carrier has agreed to give USP at least fifteen (15) days written notice before any termination, cancellation or modification of such insurance policy.

          (g) Keep the premises occupied by the Practice and all of its equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance.

          (h) Continue to maintain all of the Practice's usual business books and records in accordance with its past practices.

          (i) Not increase the compensation or rate of compensation payable to any of the Practice's employees except in the ordinary course of business and consistent with past practices, provided all such permitted increases to any one employee shall not exceed $1,000 without the prior consent of USP.

          (j) Comply with all provisions of any Listed Agreement applicable to her and all applicable laws, rules and regulations.

          (k) Terminate all employment agreements between Physician and any professional effective upon the Closing.

          (l) Collect and bill accounts receivable in accordance with past practices and not take any actions to accelerate the collection of accounts receivable.

     13. Conditions Precedent to USP's Obligation to Close. The following shall be conditions precedent to the obligation of USP to close hereunder, any of which may be waived in whole or part by USP:

          (a) Each of the representations and warranties of Physician contained in this Agreement is now, and, except as to those expressly limited to the date hereof, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct, subject to the provisions of Paragraph 10 hereof.

          (b) Each of the agreements, covenants and undertakings of Physician contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with at or before Closing.

          (c) No litigation, governmental action or other proceedings seeking to restrain or prohibit the transactions contemplated by this Agreement, or involving or potentially involving a liability, obligation or loss on the part of Physician or the Practice of twenty five thousand dollars ($25,000) or more (whether or not covered by insurance), or which by reason of the nature of the relief sought might have a material adverse effect on the Practice, shall be threatened in good faith or commenced against Physician with respect to any matter, or against USP, any affiliate of USP or any other person with respect to the consummation of the transactions provided for herein.

          (d) All actions, proceedings, instruments and documents required to perform this Agreement or incident thereto, and all other legal matters, shall have been approved by counsel for USP, it being understood that such approval shall not be unreasonably withheld.

          (e) All documents required to be delivered by Physician at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing.

     14. Conditions Precedent to Physician's Obligation to Close. The following shall be conditions precedent to the obligation of Physician to close hereunder, any of which may be waived by Physician:

          (a) Each of the representations and warranties of USP contained in this Agreement is now, and at all times after the date of this Agreement to and including the time of Closing shall be, true and correct.

          (b) Each of the agreements, covenants, and undertakings of USP contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with at or before Closing.

          (c) No litigation, governmental action or other proceedings shall be threatened in good faith or commenced against Physician with respect to the consummation of the transaction provided for herein. Further, no litigation, governmental action or other proceedings shall be threatened in good faith or commenced against USP which by reason of the nature of the relief sought would likely have a material adverse effect on USP or any affiliate of USP or any other person with respect to the consummation of the transactions provided herein.

          (d) All actions, proceedings, instruments and documents required to perform this Agreement or incident thereto, and all other legal matters, shall have been approved by counsel for Physician, it being understood that such approval shall not be unreasonably withheld.

          (e) All documents and instruments required to be delivered by USP at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing.

     15. Closing.

          (a) Closing Date. The signing of this Agreement shall take place on September 30, 1997 and the Closing of the transaction provided for in this Agreement (herein sometimes called the "Closing") shall be governed by an escrow agreement dated the date hereof between the parties. The date and time of Closing is sometimes herein called the "Closing Date."

          (b) Deliveries by Physician at Closing. At Closing, Physician will deliver or cause to be delivered to USP the following:

               (i) such bills of sale, endorsements, certificates of title, assignments and other instruments of transfer and conveyance as shall be effective to vest title in the Assets in USP;

               (ii) the certificate of Physician, dated as of the Closing Date, confirming (A) the truth and correctness of all of the representations and warranties of Physician contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date, subject to the provisions of Paragraph 10 hereof and (B) that all agreements and covenants of Physician specified herein have been complied with;

               (iii) the original copy (other than tax returns) of each document listed on the Schedules;

               (iv) employment agreements in the form set forth on Exhibit "C," with the salaries and other details of employment specific to Physician and each other physician who currently works for Physician executed by the appropriate party thereto (the "Employment Agreements");

               (v) a copy of Physician's malpractice insurance policy;

               (vi) if not delivered previously, the evidence required by subparagraph 12(f) relating to occurrence basis malpractice insurance; and

               (vii) all consents of third parties necessary for the transfer of the Assets as required by USP.

          (c) Deliveries by USP at Closing. At the Closing, USP will deliver or cause to be delivered to Physician the following:

               (i) the amounts referred to in subparagraph 2(a) of the Asset Purchase Agreement by wire transfer from USP;

               (ii) the Notes referred to in subparagraphs 2(b) and 2(c) of the Asset Purchase Agreement;

               (iii) the Certificate of the President or a Vice-President of USP, dated the Closing Date, confirming (A) the truth and correctness of all of the representations and warranties of USP contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date and (B) that all agreements and covenants of USP specified herein have been complied with;

               (iv) the Certificate of the Secretary or an Assistant Secretary of USP, dated the Closing Date, that the necessary corporate action by the Board of Directors of USP has been taken to authorize the consummation by USP of the transactions provided for herein;

               (v) the security agreement referred to in Paragraph 3 of the Asset Purchase Agreement;

               (vi) the Employment Agreements executed by USP; and

               (vii) a copy of Physician's and all other physicians', who currently work for Physician, malpractice insurance policy effective as of the Closing Date.

          (d) Post-Closing. Within five (5) business days after the Closing Date, Physician shall deliver to USP a detailed aged accounts receivable schedule dated as of the Closing Date, showing the name and address of each payor, the date and amount of each invoice, the name and insurance policy number, if any, of each patient and such other information as USP may request.

     16. Indemnification of USP and Its Affiliates.

          (a) Basic Provision. Physician ("Physician Indemnitors") hereby indemnifies and agrees to hold harmless USP, the affiliates of USP and their respective successors and assigns (in this Paragraph 16 sometimes collectively referred to as the "USP Indemnitees"), from, against and in respect of the amount of any and all Deficiencies (as defined below).

          (b) Definition of "Deficiencies". As used in this Paragraph 16, "Deficiencies" means any and all loss or damage resulting from:

               (i) any misrepresentation, breach of warranty, or any non-fulfillment of any warranty, representation, covenant or agreement on the part of Physician contained herein or any certificate delivered at Closing;

               (ii) any claim, debt, liability or obligation or any alleged claim, debt, liability or obligation of Physician to any party, incurred prior to Closing hereunder or arising from any matter or thing occurring prior to Closing hereunder, including but not limited to claims made by governmental authorities for taxes or otherwise, except for liabilities expressly assumed by USP pursuant to this Agreement; and

               (iii) any and all acts, suits, proceedings, demands, assessments, judgments, attorneys' and other professional fees, costs and expenses incident to any of the foregoing.

          (c) Procedures for Establishment of Deficiencies.

               (i) In the event that any claim shall be asserted by any party against one or more of the USP Indemnitees which, if sustained, would result in a Deficiency, the applicable USP Indemnitees, within a reasonable time after learning of such claim, shall notify the Physician Indemnitors of such claim, and shall extend to the Physician Indemnitors a reasonable opportunity to defend against such claim, at the Physician Indemnitors' sole expense and through legal counsel acceptable to the applicable USP Indemnitees, provided that the Physician Indemnitors proceed in good faith, expeditiously and diligently. No determination shall be made pursuant to subparagraph
          (ii) below while such defense is still being made until the earlier of
          (A) the resolution of said claim by the Physician Indemnitors with the claimant, or (B) the termination of the defense by the Physician Indemnitors against such claim or the failure of the Physician Indemnitors to prosecute such defense in good faith in an expeditious and diligent manner. The applicable USP Indemnitees shall be entitled to rely upon the opinion of its counsel as to the occurrence of either of said events. The applicable USP Indemnitees shall, at their option and expense, have the right to participate in any defense undertaken by Physician Indemnitors with legal counsel of their own selection. No settlement or compromise of any claim which may result in a Deficiency may be made by Physician Indemnitors without the prior written consent of the applicable USP Indemnitees unless (y) prior to such settlement or compromise Physician Indemnitors acknowledge in writing their obligation to pay in full the amount of the settlement or compromise and all associated expenses and (z) the applicable USP Indemnitees are furnished with security reasonably satisfactory to the applicable USP Indemnitees that Physician Indemnitors will in fact pay such amount and expenses.

               (ii) In the event that the applicable USP Indemnitees assert the existence of any Deficiency, the applicable USP Indemnitees shall give written notice to the Physician Indemnitors of the nature and amount of the Deficiency asserted. If the Physician Indemnitors, within a period of fifteen (15) days after the giving of the applicable USP Indemnitees' notice, shall not give written notice to the applicable USP Indemnitees announcing their intent to contest such assertion of the applicable USP Indemnitees (such notice by the Physician Indemnitors being called the "contest notice"), such assertion of the applicable USP Indemnitees shall be deemed accepted and the amount of the Deficiency shall be deemed established. In the event, however, that a contest notice is given to the applicable USP Indemnitees within said fifteen-day period, then the contested assertion of a Deficiency shall be settled by arbitration to be held in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then obtaining. The costs of the arbitrators and the arbitration shall be borne 50% by the Physician Indemnitors and 50% by the applicable USP Indemnitees. The determination of the arbitrator(s) shall be delivered in writing to the Physician Indemnitors and the applicable USP Indemnitees and shall be final, binding and conclusive upon all of the parties hereto, and the amount of the Deficiency, if any, determined to exist, shall be deemed established.

               (iii) The applicable USP Indemnitees and the Physician Indemnitors may agree in writing, at any time, as to the existence and amount of a Deficiency, and, upon the execution of such agreement such Deficiency shall be deemed established.

          (d) Payment of Deficiencies. The Physician Indemnitors hereby agree to pay the amount of established Deficiencies to the applicable USP Indemnitees within thirty (30) days after the establishment thereof in cash. Any amounts not paid by Physician Indemnitors when due under this subparagraph shall bear interest from the due date thereof until the date paid at a rate equal to the lesser of (i) 10% per annum or (ii) the highest rate permitted by applicable law. USP or an affiliate of USP may, in its sole discretion and upon thirty (30) days notice, offset any amounts due to it, or any other Indemnitee, against the Notes or any obligation it owes to any Physician.

          (e) Limitation of Indemnification. Notwithstanding the other provisions of this Paragraph 16, the Physician Indemnitors shall not have any liability to USP Indemnitees pursuant to subparagraph 16(b)(i) unless and until the aggregate of all established Deficiencies pursuant to such subparagraph exceeds $50,000 (the "Threshold Amount"). If the established Deficiencies pursuant to subparagraph 16(b)(i) exceed the Threshold Amount, the Physician Indemnitors shall be liable only for the amount of established Deficiencies pursuant to subparagraphs 16(b)(i) and any Deficiencies pursuant to subparagraph 16(b)(ii) which are not known to Physician prior to Closing in excess of the Threshold Amount.

     16A. Indemnification of Physician.

          (a) Basic Provision. USP (in this Paragraph 16A referred to as the "USP Indemnitor") hereby indemnifies and agrees to hold harmless Physician and her successors and assigns (in this Paragraph 16A sometimes collectively referred to as the "Physician Indemnitee") from and against and in respect of the amount of any and all Deficiencies (as defined below).

          (b) Definition of "Deficiencies". As used in this Paragraph 16A, "Deficiencies" means any and all loss or damage resulting from:

               (i) any misrepresentation, breach of warranty or any non-fulfillment of any warranty, representation, covenant or agreement on the part of USP contained herein;

               (ii) any claim, debt, liability or obligation or any alleged claim, debt, liability or obligation of USP to any party relating to the period commencing on or after the Closing hereunder or arising from any matter or thing occurring on or after the Closing hereunder, including, but not limited to, claims made by governmental authorities for taxes or otherwise; and

               (iii) any and all acts, suits, proceedings, demands, assessments, judgments, attorneys' and other professional fees, costs and expenses incident to any of the foregoing.

          (c) Procedures for Establishment of Deficiencies.

               (i) In the event that any claim shall be asserted by any party against the Physician Indemnitee which, if sustained, would result in a Deficiency, the applicable Physician Indemnitee, within a reasonable time after learning of such claim, shall notify the USP Indemnitor of such claim, and shall extend to the USP Indemnitor a reasonable opportunity to defend against such claim, at the USP Indemnitor's sole expense and through legal counsel acceptable to the applicable Physician Indemnitee, provided that the USP Indemnitor proceed in good faith, expeditiously and diligently. No determination shall be made pursuant to subparagraph (ii) below while such defense is still being made until the earlier of (A) the resolution of said claim by the USP Indemnitor with the claimant or (B) the termination of the defense by the USP Indemnitor against such claim or the failure of the USP Indemnitor to prosecute such defense in good faith in an expeditious and diligent manner. The applicable Physician Indemnitee shall be entitled to rely upon the opinion of its counsel as to the occurrence of either of said events. The applicable Physician Indemnitee shall, at her option and expense, have the right to participate in any defense undertaken by USP Indemnitor with legal counsel of her own selection. No settlement or compromise of any claim which may result in a Deficiency may be made by USP Indemnitor without the prior written consent of the Physician Indemnitee unless (y) prior to such settlement or compromise USP Indemnitor acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses and (z) Physician Indemnitee is furnished with security reasonably satisfactory to Physician Indemnitee that USP Indemnitor will in fact pay such amount and expenses.

               (ii) In the event that the Physician Indemnitee asserts the existence of any Deficiency, Physician Indemnitee shall give written notice to the USP Indemnitor of the nature and amount of the Deficiency asserted. If the USP Indemnitor, within a period of fifteen
          (15) days after the giving of the Physician Indemnitee's notice, shall not give written notice to the Physician Indemnitee announcing its intent to contest such assertion of the Physician Indemnitee (such notice by the USP Indemnitor being called the "Contest Notice"), such assertion of the Physician Indemnitee shall be deemed accepted and the amount of the Deficiency shall be deemed established. In the event, however, that a Contest Notice is given to Physician Indemnitee within said fifteen day period, then the contested assertion of a Deficiency shall be settled by arbitration to be held in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then pertaining. The costs of the arbitrators and the arbitration shall be borne 50% by the USP Indemnitor and 50% by the Physician Indemnitee. The determination of the arbitrator(s) shall be delivered in writing to the USP Indemnitor and the Physician Indemnitee and shall be final, binding and conclusive upon all of the parties hereto, and the amount of the Deficiency, if any, determined to exist, shall be deemed established.

               (iii) Physician Indemnitee and the USP Indemnitor may agree in writing at any time as to the existence and amount of a Deficiency, and, upon the execution of such agreement such Deficiency shall be deemed established.

          (d) Payment of Deficiencies. The USP Indemnitor hereby agrees to pay the amount of established Deficiencies to the applicable Physician Indemnitee within thirty (30) days after the establishment thereof in cash. Any amounts not paid by USP Indemnitor when due under this subparagraph shall bear interest from the due date thereof until the date paid at a rate equal to the lesser of (i) 10% per annum or (ii) the highest rate permitted by applicable law.

     17. Restrictions on Securities; Securities Laws Compliance Procedures.

          (a) Restrictions on USP Shares and Converted Shares. The USP Shares and the Converted Shares may not be sold, assigned, pledged or otherwise transferred (any sale, assignment, pledge or transfer is hereinafter referred to as a "transfer") by Physician except in accordance with the provisions of this Paragraph 17. None of the USP Shares may be transferred prior to the second anniversary of Closing. Twenty-five percent (25%) of the USP Shares shall become transferable on each of the second and third anniversaries of Closing and the remaining fifty percent (50%) of the USP Shares shall become transferrable on the fourth anniversary of Closing. Notwithstanding the foregoing, (i) at any time after the IPO, Physician may transfer USP Shares by gift to her spouse or any of her lineal descendants, a trust for the benefit of any of the foregoing or a charitable organization at any time, provided that the donee agrees to be bound by the restrictions contained herein, and (ii) in the event Physician owes USP or any of its affiliates amounts pursuant to Paragraph 16 which exceeds the unpaid principal amount of the Notes, such number of USP Shares owned by Physician as is necessary to result in proceeds of such sale being equal to the amount due USP or its affiliate shall become transferable on the date the amount is due, subject to applicable restrictions contained in securities laws and provided arrangements satisfactory to USP are made to ensure that the proceeds of any such sale are paid directly to USP or its affiliates, as applicable. The Stock Certificates shall bear legends that USP deems necessary or appropriate to reflect the foregoing restrictions and restrictions relating to applicable securities laws. USP shall give its transfer agent applicable stop transfer instructions. Physician shall have the power to vote the USP Shares and receive any dividends or distribution thereon even though the USP Shares are not yet transferrable, provided that any dividends or distributions received in common stock of USP shall be subject to the same restrictions as the USP Shares to which they relate are subject.

          (b) Knowledge Respecting USP. Physician represents and acknowledges that (i) she knows, or has had the opportunity to acquire, all information concerning the business, affairs, financial condition and prospects of USP which she deems relevant to make a fully informed decision regarding the consummation of the transactions contemplated hereby, (ii) she has been supplied by USP with, and has reviewed materials described by USP as, the Private Placement Memorandum, and (iii) the information contained in the Accredited Investor and Suitability Information Questionnaire previously delivered by Physician to USP is true and correct. Without limiting the foregoing, Physician understands and acknowledges that neither USP nor anyone acting on its behalf has made any representations or warranties other than those contained herein respecting USP or the future conduct of USP's business, and Physician has not relied upon any representations or warranties other than those contained herein in the belief that they were made on behalf of USP.

          (c) Status of the Notes and Shares. Physician agrees, acknowledges and confirms that it and she have been advised and understand as follows:

               (i) Physician is acquiring the Notes, the USP Shares and the Converted Shares for investment and without a view to any distribution or resale thereof, other than a distribution or resale which, in the opinion of counsel, which opinion is satisfactory to USP, may be made without violating the registration provisions of the Securities Act of 1933, as amended (the "1933 Act"), the Pennsylvania Securities Act of 1972, as amended (the "1972 Act") or any other applicable state securities laws. Neither the Notes nor the USP Shares have been, and the Converted Shares will not be, registered under the 1933 Act, the 1972 Act or the laws of any other state and therefore, in addition to the limitations on transfer of the USP Shares set forth in subparagraph 17(a), the Notes, the USP Shares and the Converted Shares must be held indefinitely unless registered under such acts or an exemption from registration is available. USP is under no obligation to register the Notes, the USP Shares or the Converted Shares under the 1933 Act, the 1972 Act or the laws of any other state or to take any action which would make available an exemption from such registration.

               (ii) The Notes may only be transferred as specified in the Notes.

     18. Third Party Consents. To the extent the requisite consent of any third party to the assignment of any contract which USP or its designee has agreed to assume hereunder has not been obtained prior to the Closing Date, the Closing shall nevertheless take place if USP determines in its sole and reasonable discretion that any such contract is not material, but Physician shall not be deemed to have assigned the contract to which such consent relates nor shall USP or its designee (as applicable) be deemed to have assumed the same unless and until such consent shall have been granted. If, at a date subsequent to the Closing Date, any previously unobtained consent shall be obtained, Physician shall be deemed to have assigned to USP or its designee (as applicable) the contract to which such consent relates and USP or its designee (as applicable) shall be deemed to have assumed the same as of the Closing Date, provided USP or its designee (as applicable) shall have continuously received the benefit of such contract from and after the Closing Date. If any such consent is not obtained or if an attempt to assignment would be ineffective or would impair any of the rights of Physician so that USP or its designee (as applicable) would not receive the benefits of the contract to which the same relates, then Physician agrees to use its best efforts and to cooperate fully with USP or its designee (as applicable) in order continuously to obtain for USP or its designee (as applicable) the benefits of such contract from and after the Closing Date. To the extent that USP or its designee does not receive the benefits of such contracts, Physician shall indemnify USP or its designee (as applicable) and hold it harmless of and from all loss of value, liability, costs and expenses as a result of the failure to obtain such consent and receive such benefits.

     19. Further Assurances. USP and Physician agree to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before or after Closing and without payment of further consideration, in order to effectuate the transactions provided for herein. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements. Without limiting the foregoing, Physician agrees to endorse and deliver any and all checks to USP which she receives in payment of any account receivable purchased by USP. Physician hereby authorizes any employee of USP to endorse on behalf of Physician any checks to USP which USP receives which are payable to Physician and which are in payment of any account receivable purchased by USP. Physician shall take any and all actions reasonably requested by USP to assist USP in obtaining the proceeds of the accounts receivable, including, but not limited to, giving change of address notices to payors.

     20. Restrictive Covenants.

          (a) Duration and Extent of Restriction. Physician shall not, directly or indirectly, for a period of five (5) years following the Closing (the "Time Restriction"):

               (i) induce any existing or former patient of the Practice or any affiliate of USP to terminate his or her relationship with such affiliate; provided, however, that Physician shall not be prohibited from treating an individual who has independently determined to terminate his/her relationship with such affiliate except in the circumstances otherwise prohibited under this Paragraph 20;

               (ii) induce or attempt to influence any employee, independent contractor and/or consultant of USP or such affiliate to terminate his or her relationship with USP or such affiliate;

               (iii) induce or attempt to influence any hospital, healthcare facility, professional or other person or entity that has a referring relationship with the Practice or any affiliate of USP, or any HMO or other health care insurer that has an arrangement for the provision of health care services with USP or any affiliate of USP to terminate or not to renew such relationship with USP or such affiliate; or

               (iv) render professional or other services at, on behalf of, or have any interest in, directly or indirectly (as principal, partner, stockholder, proprietor, agent, broker, employee, consultant, lender or otherwise), any business or facility where mammography or diagnostic services are rendered or conducted (including a private physician's office) or which engages in the management of physician offices that provide mammography or diagnostic services within the Restricted Area. The Restricted Area shall mean the area within a fifty (50) mile radius of any site at which Physician has, within one year prior to the Closing hereunder or on the last day of Physician's employment by any affiliate of USP, regularly rendered services. Nothing in the foregoing subparagraph 20(a)(iv) shall be deemed, however, to prevent Physician from being an employee of any affiliate of USP or owning securities of USP or not more than 5% of the equity securities of any publicly traded company.

          (b) Remedies for Breach. Physician acknowledges that the restrictions contained in subparagraph 20(a) above in view of the medical and business practices of USP and its affiliates are reasonable and necessary in order to protect the legitimate interests of USP and its affiliates, and that any violation thereof would result in irreparable injury to USP and its affiliates. Physician therefore acknowledges and agrees that, in the event of any violation thereof, USP and/or its affiliates shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which USP and/or its affiliates may be entitled.

          (c) Judicial Modifications. If the period of time or the area specified in subparagraph 20(a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable.

          (d) Extension of Restriction. In the event of any breach or violation of the restriction contained in subparagraph 20(a) above, the period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

          (e) Exception to Restrictions. The restrictions contained in this Paragraph 20 shall not apply in the event the restrictive covenant contained in Physician's Employment Agreement with an affiliate of USP is not applicable or if USP defaults under the Notes, and Physician gives notice to USP during such default that the restrictions shall no longer apply, in which case USP shall not be obligated to make any further payment under the Notes and Physician shall return the Notes to USP marked "Cancelled."

     21. IPO Repurchase.

          (a) The provisions of this Paragraph 21 are referred to collectively as the "IPO Repurchase."

          (b) If USP fails to close an initial public offering of the Common Stock of USP (the "IPO"), in which USP shall have received proceeds (prior to underwriters' discounts, fees and expenses) of at least $30,000,000 (the "Contingency") on or before January 15, 1998 (the "Contingency Date"), Physician shall have a right to repurchase the Assets as described herein, such right to be exercisable in the manner described in this Paragraph 21. Notwithstanding anything to the contrary contained herein, if the Contingency is met by USP, Physician shall not have any repurchase rights under this Paragraph 21, notwithstanding any prior delivery of an IPO Repurchase Notice.

          (c) During the period beginning on January 16, 1998 and ending on January 31, 1998 (the "Exercise Period"), Physician may give written notice to USP (the "IPO Repurchase Notice") that she desires to repurchase the Assets 30 days after the date of delivery of the IPO Repurchase Notice (the "IPO Termination Date").

     If the IPO Repurchase Notice is given, Physician shall deliver to USP the Deliverables (as defined below) no later than the IPO Termination Date.

          (d) Except as provided in subparagraph 21(h), Deliverables means the Notes and the Common Shares and does not include any amounts paid to Physician by USP at Closing pursuant to Paragraph 2(a) of the Asset Purchase Agreement or the amount of any prepaid expenses paid pursuant to Paragraph 2 of this Rider. The Deliverables shall be delivered to USP on or before the IPO Termination Date. The portion of the Deliverables represented by the Common Shares shall be paid by the return to USP of all Common Shares beneficially owned by Physician (which shall equal the number of Common Shares issued to Physician by USP hereunder) together with executed stock powers with signature guarantee. Upon delivery of the Deliverables, all amounts of principal and interest due on the Notes shall no longer remain due, and the Notes will be delivered to USP on or before the IPO Termination Date and marked "Satisfied and Cancelled."

          (e) In the event Physician has given the IPO Repurchase Notice, USP shall, on the IPO Termination Date, (i) convey to Physician such of the office and medical equipment and furniture and fixtures of the Practice that is then owned by USP (which shall be the same in all material respects as the equipment, furniture and fixtures of the Practice purchased by USP pursuant to this Agreement and the then existing accounts receivable of the Practice) and (ii) pay up to $10,000 of documented legal, accounting and/or consulting fees incurred by Physician in connection with the IPO Repurchase. USP shall assign to Physician the real estate lease for the office used by the Practice, provided Physician obtains, prior to the IPO Termination Date any necessary consents, and the landlord executes and delivers to USP a full release of USP for the period after the IPO Termination Date, or USP receives an agreement of suretyship from Physician.

          (f) Upon the fulfillment by Physician of her obligations under this Paragraph 21, as of the IPO Termination Date all obligations arising on or after the IPO Termination Date under this Agreement or any other agreement between Physician and any affiliate of USP, including, without limitation, all restrictive covenants contained in any such agreement and any employment agreement between any physician previously employed by Physician and an affiliate of USP shall be null and void.

          (g) Notwithstanding anything to the contrary contained herein, USP shall have the right to extend the Contingency Date to March 31, 1998. Such right shall be exercisable at any time on or before January 15, 1998, by delivery by USP to Physician of cash in the amount of $187,500, in prepayment of the principal amounts due under the Note "B" issued pursuant to the Asset Purchase Agreement. Upon any such prepayment, (i) the Exercise Period under subparagraph 21(c) hereof shall become the period beginning on April 1, 1998 and ending on April 15, 1998, (ii) the Deliverables shall be deemed to mean the Notes, the Common Shares, and all amounts paid to Physician under the Notes, through prepayment or otherwise, through the IPO Termination Date, and (iii) all other terms and conditions of this Paragraph 21 shall remain the same.

          (h) Notwithstanding anything to the contrary contained herein, USP shall have the right to further extend the Contingency Date to May 14, 1998. Such right shall be exercisable anytime on or before March 31, 1998, by delivery by USP to Physician of cash in the amount of $95,000, in prepayment of the principal amounts due under the Note "B" issued pursuant to the Asset Purchase Agreement. Upon any such prepayment, (i) the Exercise Period under subparagraph 21(c) hereof shall become the period beginning on May 15, 1998 and ending on May 31, 1998; (ii) the Deliverables shall be deemed to mean the Notes, the Common Shares and all amounts, other than the payment referenced in this subparagraph 21(h), paid to Physician under the Notes, through prepayment or otherwise, through the IPO Termination Date; and (iii) all other terms and conditions of this Paragraph 21 shall remain the same.

          (i) In the event USP closes an IPO on or before the Contingency Date, but fails to make an offer to acquire the assets of Mt. Hope Publishing Co., Inc. for [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] (which shall be payable as follows: [REDACTED DUE TO REQUEST FOR CONFIDENTIAL

     TREATMENT] at Closing, [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] by note in the form of Note "A" and [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] shares of common stock of USP, with such number of shares adjusted in a manner similar to that set forth in Paragraph 2(d) of the Asset Purchase Agreement) within twenty (20) days after the date of the closing of the IPO which offer shall be subject to the same documentation as this Asset Purchase Agreement with appropriate changes as to the seller, economic terms and type of business, then Physician shall have the right to repurchase the Assets as described in this Paragraph 21, except the Exercise Period shall be deemed to commence on the twenty-first day after the closing of the IPO and shall end thirty days thereafter and the Deliverables shall include in addition to the items set forth in subparagraph 21(d), all payments made by USP pursuant to the Notes. The portion of the Deliverables represented by the payments made by USP pursuant to the Notes shall be paid to USP by certified check. USP agrees that in the event USP fails to make the offer to acquire the assets of Mt. Hope Publishing Co., Inc. pursuant to the first sentence of this subparagraph and Physician exercises her right to repurchase the Assets contained in this subparagraph, USP shall pay Physician liquidated damages of [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] at the time the Deliverables are delivered to USP. Upon delivery of the Deliverables and payment of the liquidated damages, no party hereto shall have any liability to the others hereunder.

     22. Indemnity Against Brokerage Commissions. USP and its affiliates hereby represent and warrant that there is no corporation, firm or person entitled to receive from it any brokerage commission or finder's fee in connection with this Agreement or the transactions provided for herein, and hereby indemnifies and agrees to save Physician harmless from and against any claim for brokerage commission or finder's fee based on any retention or alleged retention of a broker or finder by it. Physician hereby indemnifies and agrees to save USP and its affiliates harmless from and against any claim for any brokerage commissions or finder's fee based upon Physician's or any of her affiliate's retention of a broker or finder in connection with this Agreement or the transactions provided for herein.

     23. Miscellaneous.

          (a) Indulgences, Etc. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege (singularly or collectively, a "Right") under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any Right, preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence.

          (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, other than conflicting choice-of-law provisions, and without the aid of any canon, custom, or rule of law requiring construction against the drafting party.

          (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or three (3) business days after deposit in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed to USP at 220 Commerce Drive, Ft. Washington, PA 19034, Attn: President (with a copy to Cozen and O'Connor, 1900 Market Street, Philadelphia, Pennsylvania, 19103, Attn: Sandra A. Bloch) and to Physician as set forth in the Asset Purchase Agreement. In addition, notice by mail shall be by airmail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provision of this paragraph for the giving of notice.

          (d) Schedules and Exhibits. All Schedules and Exhibits referred to in this Agreement are hereby incorporated by reference into, and made a part of, this Agreement.

          (e) Binding Nature of Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns, except that Physician may not assign or transfer their rights or obligations under this Agreement without the prior written consent of USP.

          (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

          (g) Knowledge of Physician. For purposes of this Agreement, the phrase "to the knowledge of Physician" or the like shall refer to the knowledge, after due investigation, of Physician, including consultation with the business manager of the Practice, if any and the office manager of the Practice, if any.

          (h) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

          (i) Gender, Etc. Words used, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

          (j) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

          (k) Certain Employee Matters. USP agrees that it shall not terminate or alter the terms of Theresa Wade's, Nancy Wayne's or Andrea S. Taylor's employment without first obtaining Physician's advance consent. Promptly after Closing, USP shall increase the salaries paid to the non-physician employees of Physician in an aggregate amount of $277,000, which amount shall be allocated to the employees as directed by Physician.

     IN WITNESS WHEREOF, the parties hereto have executed this Rider to Asset Purchase Agreement as of the date first written above.

                                      U.S. PHYSICIANS, INC.

                                      By:  /s/ John M. Hogan
                                         ------------------------------------

                                         /s/ Wende W. Young, M.D.
                                      ---------------------------------------
                                      Wende W. Young, M.D.

                                    EXHIBITS


A-1.      Note "A"

A-2.      Note "B"

B.        Security Agreement

C.        Employment Agreement

D.        Allocation of Purchase Price


                                    SCHEDULES


2                 Personal Items which are a part of Excluded Assets
2-1               Prepaid Expenses, etc. relating to post-Closing
6(b)              Financial Statements
6(c)              Leased Real Estate
6(d)              Personal Property Liens and Conditions
6(d)-1            Personal Property Leases
6(e)              Insurance
6(f)              Contracts, etc.
6(g)              Labor and Employee Matters
6(g)-1            Benefit Plans
6(g)-2            Salaries
6(g)-3            Employees whose employment is not "at-will"
6(h)              Litigation
6(i)              Conflicting Interests
6(j)              Licenses, Permits, etc.
6(l)              Tax Returns

                                  EXHIBIT "D"

     Purchase price and assumption of liabilities shall be allocated at the date of closing as follows:

Cash and Marketable Securities          $0
Accounts Receivable                     $600,000
All Other Tangible Assets               Tax depreciated value
All Liabilities                         $0
Goodwill                                Amount remaining after allocating to all
                                        other assets and liabilities.